NEWS RELEASE
FOR IMMEDIATE RELEASE
January 27, 2017
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS FIRST QUARTER FISCAL YEAR 2017 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended December 31, 2016. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, which will be filed with the Securities and Exchange Commission ("SEC") on or about February 9, 2017 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $20.6 million, including $642 thousand from the leverage strategy;

•	basic and diluted earnings per share of $0.15;

•	annualized loan portfolio growth of 6.5%;

•	net interest margin of 1.73% (2.07% excluding the effects of the leverage strategy); and

•	dividends paid of $50.2 million, or $0.375 per share.

Comparison of Operating Results for the Three Months Ended December 31, 2016 and September 30, 2016

For the quarter ended December 31, 2016, the Company recognized net income of $20.6 million, or $0.15 per share, compared to net income of $20.7 million, or $0.16 per share, for the quarter ended September 30, 2016. The decrease in earnings per share was due to the decrease in net income between quarters along with an increase in average shares outstanding during the current quarter.

Capitol Federal Savings Bank (the "Bank") continued to utilize a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $2.10 billion either on the Bank's Federal Home Loan Bank Topeka ("FHLB") line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end for regulatory purposes. The proceeds from the borrowings, net of the required FHLB stock holdings, were deposited at the Federal Reserve Bank of Kansas City. Net income attributable to the leverage strategy was $642 thousand during the current quarter, compared to $616 thousand for the prior quarter.

Net interest income decreased $426 thousand, or 0.9%, from the prior quarter to $47.3 million for the current quarter. The net interest margin decreased one basis point from 1.74% for the prior quarter to 1.73% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have decreased two basis points from 2.09% for the prior quarter to 2.07% for the current quarter. The decrease in the net interest margin was due mainly to an increase in interest expense on deposits and an increase in the average balance of operating cash which excludes funds related to the leverage strategy, partially offset by a decrease in interest expense on term borrowings. The positive impact on the net interest margin resulting from the shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans was offset by a decrease in the loan portfolio yield.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased one basis point from the prior quarter, to 2.76%, while the average balance of interest-earning assets decreased $78.5 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased one basis point from the prior quarter, to 3.20%, while the average balance would have decreased $10.0 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$61,945	$61,516	$429	0.7%
Mortgage-backed securities ("MBS")	6,362	6,860	(498)	(7.3)
Cash and cash equivalents	2,969	2,774	195	7.0
FHLB stock	2,939	3,044	(105)	(3.4)
Investment securities	1,107	1,401	(294)	(21.0)
Total interest and dividend income	$75,322	$75,595	$(273)	(0.4)

The increase in interest income on loans receivable was due to a $116.4 million increase in the average balance of the portfolio, partially offset by a four basis point decrease in the weighted average yield on the portfolio, to 3.53% for the current quarter. The loan growth was funded with cash flows from the securities portfolio and utilizing excess operating cash. The decrease in the weighted average yield was due primarily to loans repricing to lower market rates and the origination and purchase of loans at rates less than the existing portfolio rate, along with an increase in premium amortization related to correspondent loans due to both the increase in the size of the correspondent loan portfolio and repayment activity.

The decrease in interest income on MBS was due mainly to a $92.2 million decrease in the average balance of the portfolio as cash flows were used to fund loan growth and pay off a maturing FHLB advance. During the current quarter, $1.3 million of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 43 basis points. During the prior quarter, $1.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 42 basis points. As of December 31, 2016, the remaining net balance of premiums on our portfolio of MBS was $11.9 million.

The decrease in interest income on investment securities was due primarily to a $75.2 million decrease in the average balance of the portfolio as cash flows were used to fund loan growth and pay off a maturing FHLB advance, along with a six basis point decrease in the weighted average yield on the portfolio, to 1.24% for the current quarter. The decrease in the weighted average yield was due to the prior quarter including more discount accretion than the current quarter due to the call of securities in the prior quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased two basis points from the prior quarter, to 1.15%, while the average balance of interest-bearing liabilities decreased $96.8 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased one basis point from the prior quarter, to 1.30%, while the average balance would have decreased $28.3 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$13,236	$13,400	$(164)	(1.2)%
FHLB leverage strategy	2,881	2,862	19	0.7
Deposits	10,396	10,098	298	3.0
Repurchase agreements	1,503	1,503	—	—
Total interest expense	$28,016	$27,863	$153	0.5

The decrease in interest expense on FHLB advances was due to an $82.2 million decrease in the average balance of the portfolio, partially offset by a five basis point increase in the weighted average rate paid during the current quarter, to 2.27%. During the current quarter, a $100.0 million advance with an effective rate of 0.78%, which was lower than the existing portfolio rate, matured and was not renewed or replaced, thereby increasing the weighted average rate paid on the portfolio.

The increase in interest expense on deposits was due primarily to a $53.9 million increase in the average balance of the deposit portfolio, along with a one basis point increase in the weighted average rate paid on the deposit portfolio, to 0.80% for the current quarter. The increase between quarters in the average balance and the weighted average rate paid was due largely to changes in the certificate of deposit portfolio.

Provision for Credit Losses
The Bank did not record a provision for credit losses during the current quarter compared to a negative provision for credit losses during the prior quarter of $750 thousand. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, management determined that no provision for credit losses was necessary in the current quarter. Net loan charge-offs were $19 thousand during the current quarter compared to $22 thousand in the prior quarter. At December 31, 2016, loans 30 to 89 days delinquent were 0.35% of total loans and loans 90 or more days delinquent or in foreclosure were 0.22% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,709	$3,738	$(29)	(0.8)%
Income from bank-owned life insurance ("BOLI")	523	610	(87)	(14.3)
Other non-interest income	1,036	1,343	(307)	(22.9)
Total non-interest income	$5,268	$5,691	$(423)	(7.4)

The decrease in other non-interest income was due primarily to a decrease in insurance commissions resulting from the receipt of annual commissions from certain insurance providers during the prior quarter and no such commissions being received in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,634	$10,774	$(140)	(1.3)%
Information technology and communications	2,834	2,657	177	6.7
Occupancy, net	2,675	2,682	(7)	(0.3)
Deposit and loan transaction costs	1,386	1,466	(80)	(5.5)
Regulatory and outside services	1,346	1,645	(299)	(18.2)
Federal insurance premium	894	918	(24)	(2.6)
Advertising and promotional	690	1,419	(729)	(51.4)
Office supplies and related expense	437	624	(187)	(30.0)
Low income housing partnerships	—	1,057	(1,057)	(100.0)
Other non-interest expense	701	720	(19)	(2.6)
Total non-interest expense	$21,597	$23,962	$(2,365)	(9.9)

The decrease in regulatory and outside services was due primarily to the timing of external audit fees. The decrease in advertising and promotional expense was due mainly to the timing of media campaigns and sponsorships. The decrease in office supplies and related expense was due mainly to the timing of certain expenses. The decrease in low income housing partnerships expense was due to a change in the Bank's method of accounting for those investments. The Bank had been accounting for these partnerships using the equity method of accounting as two of the Bank's officers were involved in the operational management of the low income housing partnership investment group. Effective September 30, 2016, those two Bank officers discontinued their involvement in the operational management of the investment group. On October 1, 2016, the Bank began using the proportional method of accounting for those investments rather than the equity method. As a result, the Bank no longer reports low income housing partnership expenses in non-interest expense; rather, the pretax operating losses and related tax benefits from the investments are reported as a component of income tax expense.

The Company's efficiency ratio was 41.08% for the current quarter compared to 44.85% for the prior quarter. The change in the efficiency ratio was due primarily to a decrease in non-interest expense, mainly a result of the change in the method of accounting for low income housing partnerships. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $10.4 million for the current quarter, compared to $9.5 million for the prior quarter. The effective tax rate for the current quarter was 33.6% compared to 31.5% for the prior quarter. The increase in effective tax rate was due primarily to the change in accounting for low income housing partnerships as previously discussed. Management anticipates the effective tax rate for fiscal year 2017 will be approximately 34%, based on fiscal year 2017 estimates as of December 31, 2016.

Comparison of Operating Results for the Three Months Ended December 31, 2016 and 2015

The Company recognized net income of $20.6 million, or $0.15 per share, for the quarter ended December 31, 2016, a decrease of $140 thousand, or 0.7%, from the quarter ended December 31, 2015. The Company's efficiency ratio was 41.08% for the current quarter compared to 44.05% for the prior year quarter. The change in the efficiency ratio was due primarily to a decrease in non-interest expense. See "Non-interest Expense" section below for additional information regarding the decrease in expense.

Net income attributable to the leverage strategy was $642 thousand during the current quarter, compared to $583 thousand for the prior year quarter. The increase was due primarily to a decrease in the Federal Deposit Insurance Corporation ("FDIC") base assessment rate, as a portion of federal insurance premiums are attributable to the leverage strategy due to the increase in average assets resulting from the strategy. The decrease in the FDIC base assessment rate was effective July 1, 2016 and was the result of the FDIC Deposit Insurance Fund reaching 1.15% of total estimated insured deposits of the banking system on June 30, 2016.

The net interest margin decreased two basis points, from 1.75% for the prior year quarter to 1.73% for the current year quarter. Excluding the effects of the leverage strategy, the net interest margin would have decreased four basis points, from 2.11% for the prior year quarter to 2.07% for the current year quarter. The decrease in the net interest margin was due mainly to an increase in interest expense on deposits and a decrease in the yield on the MBS portfolio, partially offset by a decrease in interest expense on borrowings not related to the leverage strategy. The positive impact on the net interest margin resulting from the shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans was offset by a decrease in the loan portfolio yield.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased five basis points, from 2.71% for the prior year quarter to 2.76% for the current quarter, and the average balance of interest-earning assets decreased $56.4 million from the prior year quarter. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased one basis point, from 3.21% for the prior year quarter to 3.20% for the current quarter, while the average balance would have increased $12.1 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$61,945	$60,223	$1,722	2.9%
MBS	6,362	7,831	(1,469)	(18.8)
Cash and cash equivalents	2,969	1,620	1,349	83.3
FHLB stock	2,939	3,152	(213)	(6.8)
Investment securities	1,107	1,533	(426)	(27.8)
Total interest and dividend income	$75,322	$74,359	$963	1.3

The increase in interest income on loans receivable was due to a $363.6 million increase in the average balance of the portfolio, partially offset by a nine basis point decrease in the weighted average yield on the portfolio, to 3.53% for the current quarter. Loan growth was primarily funded through cash flows from the securities portfolio. The decrease in the weighted average yield was due primarily to an increase in the amortization of premiums related to correspondent loans due mainly to repayment activity, along with loans repricing to lower market rates and the origination and purchase of loans between periods at rates less than the existing portfolio rate.

The decrease in interest income on the MBS portfolio was due primarily to a $212.3 million decrease in the average balance of the portfolio as cash flows not reinvested were used to fund loan growth and pay off maturing FHLB advances. Additionally, the weighted average yield on the MBS portfolio decreased 10 basis points, from 2.22% during the prior year quarter to 2.12% for the current quarter. The decrease in the weighted average yield was due to an increase in the impact of net premium amortization. Net premium amortization of $1.3 million during the current quarter decreased the weighted average yield on the portfolio by 43 basis points. During the prior year quarter, $1.2 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 33 basis points.

The increase in interest income on cash and cash equivalents was due to a 25 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the Federal Reserve Bank.

The decrease in interest income on investment securities was due to a $146.5 million decrease in the average balance. Cash flows not reinvested in the portfolio were used to fund loan growth and pay off maturing FHLB advances.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased seven basis points, from 1.08% for the prior year quarter to 1.15% for the current quarter, while the average balance of interest-bearing liabilities decreased $31.6 million from the prior year quarter. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased two basis points from the prior year quarter, to 1.30% for the current quarter, while the average balance of interest-bearing liabilities would have increased $36.8 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$13,236	$14,325	$(1,089)	(7.6)%
FHLB leverage strategy	2,881	1,749	1,132	64.7
Deposits	10,396	8,799	1,597	18.1
Repurchase agreements	1,503	1,504	(1)	(0.1)
Total interest expense	$28,016	$26,377	$1,639	6.2

The decrease in interest expense on FHLB advances was due to a $217.9 million decrease in the average balance of the portfolio as a result of not replacing all of the FHLB advances that matured between periods, partially offset by a three basis point increase in the weighted average rate paid on the portfolio, to 2.27% for the current quarter. Cash flows from the deposit and securities portfolios were used to pay off the maturing FHLB advances. The increase in the weighted average rate paid was due to the maturing FHLB advances having a lower rate than the overall FHLB advance portfolio rate. The increase in interest expense on FHLB leverage strategy borrowings was due to a 23 basis point increase in the weighted average rate paid due to an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a nine basis point increase in the weighted average rate, to 0.80% for the current quarter, along with growth in the portfolio. The increase in weighted average rate was primarily related to the retail certificate of deposit portfolio. The average balance of the deposit portfolio increased $254.7 million for the current quarter, with the majority of the increase in the retail deposit portfolio.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,709	$3,814	$(105)	(2.8)%
Income from BOLI	523	703	(180)	(25.6)
Other non-interest income	1,036	1,049	(13)	(1.2)
Total non-interest income	$5,268	$5,566	$(298)	(5.4)

The decrease in income from BOLI was due mainly to a decrease in the yield on the Bank's BOLI policies.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,634	$10,487	$147	1.4%
Information technology and communications	2,834	2,558	276	10.8
Occupancy, net	2,675	2,672	3	0.1
Deposit and loan transaction costs	1,386	1,274	112	8.8
Regulatory and outside services	1,346	1,486	(140)	(9.4)
Federal insurance premium	894	1,382	(488)	(35.3)
Advertising and promotional	690	1,154	(464)	(40.2)
Office supplies and related expense	437	887	(450)	(50.7)
Low income housing partnerships	—	773	(773)	(100.0)
Other non-interest expense	701	917	(216)	(23.6)
Total non-interest expense	$21,597	$23,590	$(1,993)	(8.4)

The increase in information technology and communications was due largely to software licensing and communication network expenses. The decrease in federal insurance premiums was due primarily to a decrease in the FDIC base assessment rate. The decrease in advertising and promotional expense was due mainly to the timing of media campaigns and sponsorships. The decrease in office supplies and related expense was due primarily to the purchase of cards enabled with chip card technology during the prior year quarter and no such expenses in the current quarter. The decrease in low income housing partnerships expense was due to a change in accounting method as previously discussed. The decrease in other non-interest expense was due mainly to lower deposit account charge-offs related to debit card fraud in the current year quarter, along with a decrease in other real estate owned ("OREO") operations expense.

Income Tax Expense
Income tax expense was $10.4 million for the current quarter compared to $9.2 million for the prior year quarter. The effective tax rate for the current quarter was 33.6% compared to 30.8% for the prior year quarter. The increase in effective tax rate was due mainly to the change in accounting method for low income housing partnerships as previously discussed.

Financial Condition as of December 31, 2016

Total assets were $9.14 billion at December 31, 2016 compared to $9.27 billion at September 30, 2016. The $127.7 million decrease was due primarily to a $131.2 million decrease in cash and cash equivalents and a $106.2 million decrease in the securities portfolio. These cash flows were used to fund loan growth and pay off a maturing $100.0 million FHLB advance during the current quarter.

The loans receivable portfolio, net, increased $113.4 million to $7.07 billion at December 31, 2016, from $6.96 billion at September 30, 2016. This growth was primarily funded with cash flows from the securities portfolio. During the current quarter, the Bank originated and refinanced $223.1 million of loans with a weighted average rate of 3.32% and purchased $180.6 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.33%. The Bank also entered into participations of $32.3 million of commercial real estate loans with a weighted average rate of 3.96%, of which $24.5 million had not yet been funded as of December 31, 2016.

Total liabilities were $7.77 billion at December 31, 2016 compared to $7.87 billion at September 30, 2016. The $102.9 million decrease was due primarily to a $99.6 million decrease in FHLB borrowings as a result of the maturity of a $100.0 million FHLB advance during the current quarter which was not replaced.

Stockholders' equity was $1.37 billion at December 31, 2016 compared to $1.39 billion at September 30, 2016. The $24.8 million decrease was due primarily to the payment of $50.2 million in cash dividends, partially offset by net income of $20.6 million. The cash dividends paid during the current quarter totaled $0.375 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2016 earnings per the Company's dividend policy, and a regular quarterly cash dividend of $0.085 per share. On January

24, 2017, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on February 17, 2017 to stockholders of record as of the close of business on February 3, 2017.

At December 31, 2016, Capitol Federal Financial, Inc., at the holding company level, had $83.6 million on deposit at the Bank. For fiscal year 2017, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	December 31,	September 30,	December 31,
	2016	2016	2015
	(Dollars in thousands)
Stockholders' equity	$1,368,175	$1,392,964	$1,390,833
Equity to total assets at end of period	15.0%	15.0%	15.2%

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2016.

Total shares outstanding	137,915,672
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(4,007,553)
Net shares outstanding	133,908,119

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank in accordance with regulatory standards. As of December 31, 2016, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at December 31, 2016.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	11.0%	5.0%
Common equity tier 1 capital ratio	28.3	6.5
Tier 1 capital ratio	28.3	8.0
Total capital ratio	28.5	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of December 31, 2016 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,240,252
Unrealized gains on available-for-sale ("AFS") securities	(4,601)
Total tier 1 capital	1,235,651
ACL	8,521
Total capital	$1,244,172

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2016	2016
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $128,460 and $267,829)	$150,560	$281,764
Securities:
AFS at estimated fair value (amortized cost of $492,395 and $517,791)	499,792	527,301
Held-to-maturity at amortized cost (estimated fair value of $1,027,292 and $1,122,867)	1,022,215	1,100,874
Loans receivable, net (ACL of $8,521 and $8,540)	7,071,410	6,958,024
FHLB stock, at cost	105,364	109,970
Premises and equipment, net	83,838	83,221
Other assets	206,331	206,093
TOTAL ASSETS	$9,139,510	$9,267,247

LIABILITIES:
Deposits	$5,192,674	$5,164,018
FHLB borrowings	2,272,754	2,372,389
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	25,403	62,643
Income taxes payable, net	9,369	310
Deferred income tax liabilities, net	24,594	25,374
Accounts payable and accrued expenses	46,541	49,549
Total liabilities	7,771,335	7,874,283

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 137,915,672 and 137,486,172
shares issued and outstanding as of December 31, 2016 and September 30, 2016, respectively	1,379	1,375
Additional paid-in capital	1,162,584	1,156,855
Unearned compensation, ESOP	(39,235)	(39,647)
Retained earnings	238,846	268,466
Accumulated other comprehensive income, net of tax	4,601	5,915
Total stockholders' equity	1,368,175	1,392,964
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,139,510	$9,267,247

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
INTEREST AND DIVIDEND INCOME:
Loans receivable	$61,945	$61,516	$60,223
MBS	6,362	6,860	7,831
Cash and cash equivalents	2,969	2,774	1,620
FHLB stock	2,939	3,044	3,152
Investment securities	1,107	1,401	1,533
Total interest and dividend income	75,322	75,595	74,359

INTEREST EXPENSE:
FHLB borrowings	16,117	16,262	16,074
Deposits	10,396	10,098	8,799
Repurchase agreements	1,503	1,503	1,504
Total interest expense	28,016	27,863	26,377

NET INTEREST INCOME	47,306	47,732	47,982

PROVISION FOR CREDIT LOSSES	—	(750)	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	47,306	48,482	47,982

NON-INTEREST INCOME:
Retail fees and charges	3,709	3,738	3,814
Income from BOLI	523	610	703
Other non-interest income	1,036	1,343	1,049
Total non-interest income	5,268	5,691	5,566

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,634	10,774	10,487
Information technology and communications	2,834	2,657	2,558
Occupancy, net	2,675	2,682	2,672
Deposit and loan transaction costs	1,386	1,466	1,274
Regulatory and outside services	1,346	1,645	1,486
Federal insurance premium	894	918	1,382
Advertising and promotional	690	1,419	1,154
Low income housing partnerships	—	1,057	773
Office supplies and related expense	437	624	887
Other non-interest expense	701	720	917
Total non-interest expense	21,597	23,962	23,590
INCOME BEFORE INCOME TAX EXPENSE	30,977	30,211	29,958
INCOME TAX EXPENSE	10,399	9,513	9,240
NET INCOME	$20,578	$20,698	$20,718

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
	(Dollars in thousands, except per share amounts)
Net income	$20,578	$20,698	$20,718
Income allocated to participating securities	(13)	(12)	(27)
Net income available to common stockholders	$20,565	$20,686	$20,691

Average common shares outstanding	133,696,125	133,171,931	132,821,834
Average committed ESOP shares outstanding	449	124,346	449
Total basic average common shares outstanding	133,696,574	133,296,277	132,822,283

Effect of dilutive stock options	253,222	196,922	88,873

Total diluted average common shares outstanding	133,949,796	133,493,199	132,911,156

Net earnings per share:
Basic	$0.15	$0.16	$0.16
Diluted	$0.15	$0.16	$0.16

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	236,400	711,827	872,039

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	December 31, 2016			September 30, 2016			December 31, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$4,027,991	3.70%	57.0%	$4,005,615	3.74%	57.6%	$4,005,585	3.82%	60.1%
Correspondent purchased	2,288,368	3.48	32.4	2,206,072	3.50	31.7	1,896,393	3.52	28.5
Bulk purchased	400,506	2.24	5.7	416,653	2.23	6.0	469,400	2.23	7.0
Construction	37,524	3.44	0.5	39,430	3.45	0.6	31,427	3.58	0.5
Total	6,754,389	3.54	95.6	6,667,770	3.56	95.9	6,402,805	3.62	96.1
Commercial:
Permanent	104,323	4.15	1.5	110,768	4.16	1.6	112,917	4.14	1.7
Construction	76,254	4.10	1.1	43,375	4.13	0.6	15,448	3.85	0.2
Total	180,577	4.13	2.6	154,143	4.15	2.2	128,365	4.10	1.9
Total real estate loans	6,934,966	3.55	98.2	6,821,913	3.58	98.1	6,531,170	3.63	98.0

Consumer loans:
Home equity	122,378	4.99	1.7	123,345	5.01	1.8	126,259	4.96	1.9
Other	4,213	4.19	0.1	4,264	4.21	0.1	4,219	4.12	0.1
Total consumer loans	126,591	4.96	1.8	127,609	4.99	1.9	130,478	4.94	2.0
Total loans receivable	7,061,557	3.58	100.0%	6,949,522	3.60	100.0%	6,661,648	3.65	100.0%

Less:
ACL	8,521			8,540			9,201
Discounts/unearned loan fees	25,028			24,933			24,172
Premiums/deferred costs	(43,402)			(41,975)			(36,853)
Total loans receivable, net	$7,071,410			$6,958,024			$6,665,128

Loan Activity: The following table summarizes activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the quarters ended December 31, 2016 and 2015, the Bank endorsed $33.8 million and $23.6 million of one- to four-family loans, respectively, reducing the average rate on those loans by 89 and 90 basis points, respectively.

	For the Three Months Ended
	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,949,522	3.60%	$6,832,770	3.63%	$6,763,980	3.64%	$6,661,648	3.65%
Originated and refinanced:
Fixed	176,554	3.26	176,534	3.31	155,179	3.52	117,205	3.65
Adjustable	46,566	3.54	48,608	3.53	44,319	3.61	35,495	3.77
Purchased and participations:
Fixed	187,674	3.52	190,830	3.50	178,762	3.71	249,017	3.68
Adjustable	25,262	2.73	65,748	3.79	24,715	2.90	27,355	2.93
Change in undisbursed loan funds	3,696		(26,760)		(23,431)		(90,800)
Repayments	(326,839)		(337,779)		(310,041)		(235,202)
Principal (charge-offs) recoveries, net	(19)		(22)		119		(8)
Other	(859)		(407)		(832)		(730)
Ending balance	$7,061,557	3.58	$6,949,522	3.60	$6,832,770	3.63	$6,763,980	3.64

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	December 31, 2016			December 31, 2015
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$84,347	2.78%	19.3%	$60,427	3.01%	18.7%
> 15 years	246,730	3.52	56.6	166,383	3.79	51.5
Commercial real estate	32,291	3.96	7.4	31,164	4.25	9.6
Home equity	733	6.09	0.2	893	5.65	0.3
Other	127	9.90	—	224	8.41	0.1
Total fixed-rate	364,228	3.39	83.5	259,091	3.68	80.2

Adjustable-rate:
One- to four-family:
<= 36 months	1,427	2.42	0.3	904	2.66	0.3
> 36 months	52,031	2.76	12.0	41,097	3.02	12.7
Commercial real estate	—	—	—	3,376	4.25	1.0
Home equity	17,933	4.77	4.1	18,059	4.52	5.6
Other	437	3.30	0.1	542	3.44	0.2
Total adjustable-rate	71,828	3.25	16.5	63,978	3.51	19.8

Total originated, refinanced and purchased	$436,056	3.37	100.0%	$323,069	3.64	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$155,383	3.43		$96,111	3.66
Participations - commercial real estate	32,291	3.96		5,533	4.25
Total fixed-rate purchased/participations	187,674	3.52		101,644	3.69

Adjustable-rate:
Correspondent - one- to four-family	25,262	2.73		22,485	3.01
Participations - commercial real estate	—	—		3,376	4.25
Total adjustable-rate purchased/participations	25,262	2.73		25,861	3.17

Total purchased/participation loans	$212,936	3.43		$127,505	3.59

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in September 2016, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2016					September 30, 2016					December 31, 2015
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,027,991	60.0%	766	63%	$133	$4,005,615	60.4%	766	63%	$132	$4,005,585	62.9%	765	64%	$129
Correspondent purchased	2,288,368	34.0	764	68	366	2,206,072	33.3	764	68	360	1,896,393	29.7	764	68	344
Bulk purchased	400,506	6.0	753	64	307	416,653	6.3	753	64	308	469,400	7.4	753	65	308
	$6,716,865	100.0%	765	65	178	$6,628,340	100.0%	765	65	175	$6,371,378	100.0%	764	65	168

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of December 31, 2016, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$20,406	$56,251	$16,591	$93,248	3.37%
Correspondent	16,967	98,218	20,959	136,144	3.63
	$37,373	$154,469	$37,550	$229,392	3.52

Rate	2.99%	3.78%	3.01%

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended
	December 31, 2016			December 31, 2015
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$144,737	76%	771	$113,655	76%	766
Refinanced by Bank customers	59,153	66	768	36,560	68	769
Correspondent purchased	180,645	72	767	118,596	74	763
	$384,535	73	769	$268,811	74	765

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the quarter ended December 31, 2016.

State	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$179,453	46.6%	3.17%
Texas	78,100	20.3	3.31
Missouri	60,206	15.7	3.29
Other states	66,776	17.4	3.35
	$384,535	100.0%	3.25

Commercial Real Estate Loans: During the current quarter, the Bank entered into commercial real estate loan participations of $32.3 million, which included $27.8 million of commercial real estate construction loans. The majority of the $27.8 million of commercial real estate construction loans had not yet been funded at December 31, 2016. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other lead banks with which the Bank has commercial real estate lending relationships.

The following table presents the Bank's commercial real estate loans and commitments by industry classification, as defined by the North American Industry Classification System, as of December 31, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$76,062	$66,228	$142,290	$—	$142,290	38.8%
Health care and social assistance	21,841	53,431	75,272	—	75,272	20.6
Real estate rental and leasing	17,042	42,269	59,311	1,250	60,561	16.5
Arts, entertainment, and recreation	19,700	14,775	34,475	—	34,475	9.4
Multi-family	10,736	—	10,736	—	10,736	2.9
Retail trade	22,411	5,367	27,778	—	27,778	7.6
Other	12,785	2,590	15,375	—	15,375	4.2
	$180,577	$184,660	$365,237	$1,250	$366,487	100.0%

The following table summarizes the Bank's commercial real estate loans by state as of December 31, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$38,804	$106,108	$144,912	$—	$144,912	39.5%
Missouri	49,263	59,390	108,653	—	108,653	29.6
Kansas	64,167	14,775	78,942	1,250	80,192	21.9
Colorado	14,726	298	15,024	—	15,024	4.1
Arkansas	8,215	—	8,215	—	8,215	2.3
California	3,910	2,589	6,499	—	6,499	1.8
Montana	1,492	1,500	2,992	—	2,992	0.8
	$180,577	$184,660	$365,237	$1,250	$366,487	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding commitment amount, as of December 31, 2016.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$157,711
>$15 to $30 million	3	72,759
>$10 to $15 million	3	38,175
>$5 to $10 million	3	23,536
$1 to $5 million	24	70,064
Less than $1 million	14	4,242
	51	$366,487

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of December 2016, the unemployment rate was 4.2% for Kansas and 4.4% for Missouri, compared to the national average of 4.7%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at December 31, 2016, approximately 75% were 59 days or less delinquent. Of the correspondent purchased loans 30 to 89 days delinquent at December 31, 2016, approximately 97% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately six months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	130	$11,232	143	$13,593	141	$12,962	139	$14,336	159	$14,277
Correspondent purchased	17	7,809	9	3,329	10	2,561	8	2,307	10	3,033
Bulk purchased	26	4,844	21	5,008	27	4,703	26	6,005	35	7,805
Consumer:
Home equity	38	665	36	635	33	548	33	631	36	730
Other	7	17	5	62	11	55	5	28	13	88
	218	$24,567	214	$22,627	222	$20,829	211	$23,307	253	$25,933
30 to 89 days delinquent loans
to total loans receivable, net		0.35%		0.33%		0.30%		0.34%		0.39%

	Non-Performing Loans and OREO at:
	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	79	$6,647	73	$8,190	74	$8,539	72	$8,016	75	$9,900
Correspondent purchased	2	553	3	985	2	652	3	864	—	—
Bulk purchased	27	7,982	28	7,323	32	8,017	33	7,483	32	7,199
Consumer:
Home equity	29	456	26	520	20	437	26	622	28	574
Other	7	18	5	9	6	17	8	26	9	25
	144	15,656	135	17,027	134	17,662	142	17,011	144	17,698

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.22%		0.24%		0.24%		0.25%		0.26%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	82	11,393	70	8,956	70	6,939	72	7,667	75	7,661
Correspondent purchased	6	1,231	9	2,786	8	2,872	4	825	1	24
Bulk purchased	2	147	1	31	—	—	1	80	1	81
Consumer:
Home equity	14	371	12	328	11	263	9	151	14	259
Other	—	—	—	—	1	7	1	8	—	—
	104	13,142	92	12,101	90	10,081	87	8,731	91	8,025
Total non-performing loans	248	28,798	227	29,128	224	27,743	229	25,742	235	25,723

Non-performing loans as a percentage of total loans		0.41%		0.42%		0.41%		0.38%		0.39%

OREO:
One- to four-family:
Originated(2)	10	$888	12	$692	14	$1,142	22	$1,364	25	$1,410
Correspondent purchased	—	—	1	499	1	499	1	499	1	499
Bulk purchased	3	1,196	4	1,265	5	1,413	8	2,694	6	2,247
Consumer:
Home equity	—	—	—	—	—	—	1	9	1	26
Other(3)	1	1,278	1	1,278	1	1,278	1	1,278	1	1,278
	14	3,362	18	3,734	21	4,332	33	5,844	34	5,460
Total non-performing assets	262	$32,160	245	$32,862	245	$32,075	262	$31,586	269	$31,183

Non-performing assets as a percentage of total assets		0.35%		0.35%		0.35%		0.34%		0.34%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, and December 31, 2015, this amount was comprised of $2.0 million, $2.3 million, $2.8 million, $1.8 million, and $2.2 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $11.1 million, $9.8 million, $7.3 million, $6.9 million, and $5.8 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(3)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	June 30,		March 31,	December 31,
	2016	2016	2016		2016	2015
	(Dollars in thousands)
Balance at beginning of period	$8,540	$9,312	$9,193		$9,201	$9,443
Charge-offs:
One- to four-family:
Originated	(24)	(103)	(23)		(17)	(57)
Bulk purchased	—	(75)	(54)		(38)	(175)
Total	(24)	(178)	(77)		(55)	(232)
Consumer:
Home equity	(8)	—	(49)		(16)	(18)
Other	—	(1)	—		(4)	—
Total	(8)	(1)	(49)		(20)	(18)
Total charge-offs	(32)	(179)	(126)		(75)	(250)
Recoveries:
One- to four-family:
Originated	—	18	17		39	3
Bulk purchased	—	134	222		18	—
Total	—	152	239		57	3
Consumer:
Home equity	8	4	6		10	5
Other	5	1	—		—	—
Total	13	5	6		10	5
Total recoveries	13	157	245		67	8
Net (charge-offs) recoveries	(19)	(22)	119		(8)	(242)
Provision for credit losses	—	(750)	—		—	—
Balance at end of period	$8,521	$8,540	$9,312		$9,193	$9,201

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%		—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.06	0.07	(0.38)		0.03	0.79
ACL to non-performing loans at end of period	29.59	29.32	33.57		35.71	35.77
ACL to loans receivable, net at end of period	0.12	0.12	0.14		0.14	0.14
ACL to net charge-offs (annualized)	111.5x	95.6x	N/M	(1)	294.7x	9.5x

(1)	The ACL coverage ratio is not presented for the time period noted due to loan recoveries exceeding loan charge-offs for the period presented.

Troubled Debt Restructurings ("TDRs") - The following table presents the Company's TDRs, based on accrual status, at the dates indicated.

	At
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands)
Accruing TDRs	$22,726	$23,177	$21,663	$24,239	$24,956
Nonaccrual TDRs(1)	17,983	18,725	16,497	14,986	13,983
Total TDRs	$40,709	$41,902	$38,160	$39,225	$38,939

(1)	Nonaccrual TDRs are included in the non-performing loan table above.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. The majority of our securities are issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 75% of these portfolios at December 31, 2016. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	December 31, 2016			September 30, 2016			December 31, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$784,640	2.14%	2.8	$836,852	2.16%	2.9	$985,287	2.26%	3.2
GSE debentures	321,246	1.21	1.8	346,226	1.15	0.9	421,231	1.18	2.4
Municipal bonds	33,203	1.78	2.4	33,303	1.69	2.4	39,534	1.85	2.7
Total fixed-rate securities	1,139,089	1.87	2.5	1,216,381	1.86	2.3	1,446,052	1.93	3.0

Adjustable-rate securities:
MBS	373,409	2.26	4.8	400,161	2.25	4.7	379,745	2.26	5.6
Trust preferred securities	2,112	2.22	20.5	2,123	2.11	20.7	2,186	1.77	21.5
Total adjustable-rate securities	375,521	2.26	4.9	402,284	2.24	4.8	381,931	2.25	5.7
Total securities portfolio	$1,514,610	1.97	3.1	$1,618,665	1.95	2.9	$1,827,983	2.00	3.6

MBS: The following table summarizes the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2016			September 30, 2016			June 30, 2016			March 31, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,246,078	2.19%	3.5	$1,344,481	2.21%	3.9	$1,436,774	2.25%	4.1	$1,376,119	2.26%	3.9
Maturities and repayments	(88,564)			(96,320)			(90,291)			(80,544)
Net amortization of (premiums)/discounts	(1,290)			(1,345)			(1,387)			(1,091)
Purchases:
Fixed	10,890	1.99	3.8	—	—	—	—	—	—	42,827	1.83	4.1
Adjustable	—	—	—	—	—	—	—	—	—	100,133	2.02	5.4
Change in valuation on AFS securities	(788)			(738)			(615)			(670)
Ending balance - carrying value	$1,166,326	2.18	3.5	$1,246,078	2.19	3.5	$1,344,481	2.21	3.9	$1,436,774	2.25	4.1

Investment Securities: The following table summarizes the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	December 31, 2016			September 30, 2016			June 30, 2016			March 31, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$382,097	1.20%	1.2	$510,745	1.21%	1.1	$511,491	1.19%	1.5	$460,829	1.24%	2.6
Maturities and calls	(50,019)			(127,923)			(25,873)			(27,201)
Net amortization of (premiums)/discounts	(72)			(9)			(115)			(106)
Purchases:
Fixed	25,000	1.70	4.0	—	—	—	24,940	1.56	0.5	74,987	0.93	0.8
Change in valuation on AFS securities	(1,325)			(716)			302			2,982
Ending balance - carrying value	$355,681	1.27	2.0	$382,097	1.20	1.2	$510,745	1.21	1.1	$511,491	1.19	1.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the balance of retail certificates of deposit at December 31, 2016 compared to September 30, 2016 was in the short-term and medium-term certificate of deposit portfolios, partially offset by an increase in the long-term certificate of deposit portfolio.

	December 31, 2016			September 30, 2016			December 31, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$223,896	—%	4.3%	$217,009	—%	4.2%	$205,374	—%	4.1%
Interest-bearing checking	626,379	0.05	12.1	597,319	0.05	11.6	612,656	0.05	12.3
Savings	338,661	0.21	6.5	335,426	0.17	6.5	317,384	0.21	6.4
Money market	1,218,545	0.24	23.5	1,186,132	0.24	23.0	1,183,050	0.24	23.8
Retail certificates of deposit	2,414,489	1.44	46.5	2,458,160	1.43	47.6	2,304,865	1.31	46.4
Public units	370,704	0.74	7.1	369,972	0.70	7.1	349,151	0.43	7.0
	$5,192,674	0.80	100.0%	$5,164,018	0.80	100.0%	$4,972,480	0.71	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of December 31, 2016:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$775,872	$116,283	$1,105	$—	$893,260	0.68%
1.00 – 1.99%	435,067	394,819	416,667	481,037	1,727,590	1.61
2.00 – 2.99%	40	1,353	50,241	112,404	164,038	2.24
3.00 – 3.99%	305	—	—	—	305	3.11
	$1,211,284	$512,455	$468,013	$593,441	$2,785,193	1.35

Percent of total	43.5%	18.4%	16.8%	21.3%
Weighted average rate	0.92	1.34	1.69	1.97
Weighted average maturity (in years)	0.5	1.5	2.5	3.7	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.9

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of December 31, 2016.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2017	$400,000	$—	3.17%	3.21%
2018	375,000	100,000	2.35	2.64
2019	400,000	—	1.62	1.62
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,275,000	$200,000	2.29	2.35

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of December 31, 2016.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2017	$162,984	0.84%	$161,368	0.59%	$—	—%	$324,352	0.72%
June 30, 2017	234,540	1.01	87,050	0.65	300,000	3.24	621,590	2.03
September 30, 2017	247,341	1.07	45,152	0.85	100,000	3.12	392,493	1.56
December 31, 2017	242,668	1.07	30,181	0.84	200,000	2.94	472,849	1.84
	$887,533	1.01	$323,751	0.67	$600,000	3.12	$1,811,284	1.65

The following table presents term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Leverage strategy borrowings and line of credit activity are excluded from the following table. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2016			September 30, 2016			June 30, 2016			March 31, 2016
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,575,000	2.29%	2.9	$2,675,000	2.24%	3.0	$2,675,000	2.29%	3.0	$2,675,000	2.29%	3.2
Maturities:
FHLB advances	(100,000)	0.78		(100,000)	0.83		(100,000)	3.17		—	—
New borrowings:
FHLB advances	—	—	—	—	—	—	100,000	1.82	7.0	—	—	—
Ending balance	$2,475,000	2.35	2.7	$2,575,000	2.29	2.9	$2,675,000	2.24	3.0	$2,675,000	2.29	3.0

Average Rates and Lives

At December 31, 2016, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $234.2 million, or 2.56% of total assets, compared to $1.07 billion, or 11.54% of total assets, at September 30, 2016. The decrease in the one-year gap amount was due primarily to an increase in interest rates between the two periods. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive to exercise their call options in order to issue new debt at lower interest rates. This resulted in lower projected cash flows on these assets over the next year compared to the previous quarter. In addition, lower cash balances and an increase in borrowings repricing reduced the one-year gap compared to the prior quarter.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. As interest rates rise, the amount of interest-earning assets expected to reprice is likely to decrease from estimated levels as borrowers have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of December 31, 2016, the Bank's one-year gap is projected to be $(254.3) million, or (2.8)% of total assets. That compares to a one-year gap of $208.7 million, or 2.3% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2016.

Management continues to manage the Bank's gap position in preparation for rising interest rates. This is accomplished through on-balance sheet strategies.

During the current quarter, loan repayments totaled $326.8 million and cash flows from the securities portfolio totaled $138.6 million. Total cash flows from fixed-rate liabilities that repriced during the current quarter were approximately $468.2 million. The asset cash flows of $465.4 million were reinvested into new assets at current market interest rates or were used to repay borrowings. While not every quarter has asset and liability cash flows matching so closely, these offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to types of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of December 31, 2016 was 2.7 years.

On the asset side of the balance sheet, the Bank has used the securities portfolio to shorten the duration of the Bank's assets. Purchases in the securities portfolio over the past couple of years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These shorter duration securities provide a steady source of cash flow that can be reinvested as interest rates rise or used to purchase higher-yielding assets. The WAL of the Bank's securities portfolio as of December 31, 2016 was 3.1 years.

In addition to the wholesale strategies, the Bank has sought to increase core deposits and long-term certificates of deposit. Core deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market rates of interest rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. At December 31, 2016 the WAL of the Bank's transaction accounts was 7.8 years.

Over the last couple years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise. The WAL of the Bank's retail certificate of deposit portfolio as of December 31, 2016 was 1.9 years, up from 1.6 years at December 31, 2014.

Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	December 31, 2016
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$355,681	1.27%	2.0	23.4%	4.0%
MBS - fixed	787,001	2.14	2.8	51.7	8.9
MBS - adjustable	379,325	2.26	4.8	24.9	4.3
Total investment securities and MBS	1,522,007	1.97	3.1	100.0%	17.2
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,271,717	3.11	4.1	18.0%	14.4
> 15 years	4,287,349	3.86	6.3	60.7	48.5
All other fixed-rate loans	204,035	4.26	3.2	2.9	2.3
Total fixed-rate loans	5,763,101	3.71	5.7	81.6	65.2
Adjustable-rate one- to four-family:
<= 36 months	285,458	1.76	3.8	4.0	3.2
> 36 months	872,341	2.97	2.8	12.4	9.9
All other adjustable-rate loans	140,657	4.50	2.0	2.0	1.6
Total adjustable-rate loans	1,298,456	2.87	3.0	18.4	14.7
Total loans receivable	7,061,557	3.55	5.2	100.0%	79.9
FHLB stock	105,364	5.98	2.7		1.2
Cash and cash equivalents	150,560	0.73	—		1.7
Total interest-earning assets	$8,839,488	3.27	4.7		100.0%

Non-maturity deposits	$2,407,481	0.16	7.8	46.4%	31.4%
Retail certificates of deposit	2,414,489	1.44	1.9	46.5	31.5
Public units	370,704	0.74	0.6	7.1	4.8
Total deposits	5,192,674	0.80	4.5	100.0%	67.7
Term borrowings	2,475,000	2.35	2.7		32.3
Total interest-bearing liabilities	$7,667,674	1.30	3.9		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at December 31, 2016. At December 31, 2016, the leverage strategy was not in place, so the yields/rates presented at December 31, 2016 in the tables below do not reflect the effects of the leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Three Months Ended
	December 31, 2016	December 31, 2016			September 30, 2016			December 31, 2015
		Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.55%	$7,015,151	$61,945	3.53%	$6,898,769	$61,516	3.57%	$6,651,531	$60,223	3.62%
MBS(2)	2.18	1,200,425	6,362	2.12	1,292,636	6,860	2.12	1,412,702	7,831	2.22
Investment securities(2)(3)	1.27	356,623	1,107	1.24	431,871	1,401	1.30	503,075	1,533	1.22
FHLB stock	5.98	195,801	2,939	5.97	203,285	3,044	5.96	209,382	3,152	5.97
Cash and cash equivalents(4)	0.73	2,152,621	2,969	0.54	2,172,519	2,774	0.50	2,200,345	1,620	0.29
Total interest-earning assets(1)(2)	3.27	10,920,621	75,322	2.76	10,999,080	75,595	2.75	10,977,035	74,359	2.71
Other non-interest-earning assets		296,084			302,142			286,920
Total assets		$11,216,705			$11,301,222			$11,263,955

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$800,342	74	0.04	$792,622	73	0.04	$757,857	72	0.04
Savings	0.21	335,192	155	0.18	337,002	139	0.16	313,372	140	0.18
Money market	0.24	1,191,175	708	0.24	1,191,544	708	0.24	1,159,201	685	0.23
Retail certificates	1.44	2,444,812	8,768	1.43	2,411,150	8,553	1.41	2,311,424	7,536	1.29
Wholesale certificates	0.74	385,224	691	0.71	370,477	625	0.67	360,156	366	0.40
Total deposits	0.80	5,156,745	10,396	0.80	5,102,795	10,098	0.79	4,902,010	8,799	0.71
FHLB advances(5)	2.30	2,320,341	13,236	2.27	2,402,586	13,400	2.22	2,538,230	14,325	2.24
FHLB leverage strategy	—	2,008,696	2,881	0.56	2,077,174	2,862	0.54	2,077,174	1,749	0.33
FHLB borrowings	2.30	4,329,037	16,117	1.48	4,479,760	16,262	1.44	4,615,404	16,074	1.38
Repurchase agreements	2.94	200,000	1,503	2.94	200,000	1,503	2.94	200,000	1,504	2.94
Total borrowings	2.35	4,529,037	17,620	1.54	4,679,760	17,765	1.50	4,815,404	17,578	1.44
Total interest-bearing liabilities	1.30	9,685,782	28,016	1.15	9,782,555	27,863	1.13	9,717,414	26,377	1.08
Other non-interest-bearing liabilities		138,767			127,952			132,368
Stockholders' equity		1,392,156			1,390,715			1,414,173
Total liabilities and stockholders' equity		$11,216,705			$11,301,222			$11,263,955
									(Continued)

	At	For the Three Months Ended
	December 31, 2016	December 31, 2016			September 30, 2016			December 31, 2015
		Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
		(Dollars in thousands)

Net interest income(6)			$47,306			$47,732			$47,982
Net interest rate spread(7)	1.97%			1.61%			1.62%			1.63%
Net interest-earning assets		$1,234,839			$1,216,525			$1,259,621
Net interest margin(8)				1.73			1.74			1.75
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)				0.73%			0.73%			0.74%
Return on average equity (annualized)				5.91			5.95			5.86
Average equity to average assets				12.41			12.31			12.55
Operating expense ratio(9)				0.77			0.85			0.84
Efficiency ratio(10)				41.08			44.85			44.05
Pre-tax yield on leverage strategy(11)				0.19			0.17			0.16

Selected performance ratios, excluding the effects of the leverage strategy:
Net interest margin				2.07			2.09			2.11
Return on average assets (annualized)				0.87			0.87			0.88
Return on average equity (annualized)				5.73			5.78			5.70
									(Concluded)

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $33.3 million, $35.1 million, and $38.2 million for the quarters ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.92 billion, $1.98 billion, and $1.98 billion for the quarters ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

(5)	The balance and rate of FHLB advances are stated net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(9)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(10)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(11)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.